EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made and entered effective as of the 29th day of January, 2024, by and between Thor Industries, Inc., a Delaware corporation (the “Company” or the “Employer”), and __________[NAME]________ (the “Executive”), and supersedes and replaces any prior employment agreement or employment letter between the Parties.

W I T N E S S E T H:

WHEREAS, the Board of Directors of the Company (the “Board”) has approved the Company entering into an employment agreement with the Executive;

WHEREAS, the Executive is now the [TITLE] and thus a key senior executive of the Company;

WHEREAS, the Company would like to enter into a formal agreement with the Executive to set forth the terms of Executive’s employment and to provide for certain severance payments and other benefits upon termination of Executive’s employment;

WHEREAS, in exchange for the benefits granted herein, the Company would like to provide certain restrictions related to the Executive’s right to solicit any employees of the Company and work for any entity which has any activities which compete with the Company, as further described below;

NOW THEREFORE, in consideration of the recitals and the mutual agreements herein set forth, the Company and the Executive agree as follows:

ARTICLE 1
EMPLOYMENT, TERM AND RENEWAL

1.1 Employment. The Company hereby employs Executive and Executive accepts employment as [TITLE]. As its [TITLE], Executive shall render such services to the Company as are customarily rendered by the [TITLE] of comparable companies and as required by the articles and by-laws of the Employer. Executive accepts such employment and, consistent with fiduciary standards which exist between an employer and an employee, shall perform and discharge the duties commensurate with Executive’s position that may be assigned to Executive from time to time by the Company.

1.2 Term and Renewal. The term of this Agreement shall commence on the date first written above, and shall continue until July 31, 2024, and shall automatically renew for successive one year terms unless and until terminated consistent with the terms and conditions set forth in Article 2 of this Agreement. The first term of this Agreement and each subsequent automatic renewal shall each be considered a separate term (“Term”).

1.3 Compensation and Benefits. During the Term of this Agreement, the Executive shall be entitled to the compensation (“Compensation) and benefits (“Benefits”) established annually by the Board.

Executive shall also be entitled to receive prompt reimbursement of all reasonable expenses incurred by Executive in performing services hereunder, including all expenses of travel, cell phone, entertainment and living expenses while away from home on business at the request of, or in the service of, the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

The Executive shall also be entitled to participate in and be covered by all health insurance, retirement, disability insurance, and other employee plans and benefits as established or amended by the Company from time to time on the same terms as are generally applicable to other senior executives of the Company, subject to meeting applicable eligibility requirements.

ARTICLE 2
TERMINATION OF EMPLOYMENT AND SEVERANCE BENEFITS

2.1 Termination by the Company for Cause. If the Executive’s employment is terminated by the Company for Cause, then Executive shall receive only the compensation and benefits earned but not yet paid prior to Executive’s termination. Executive shall receive no other compensation or benefits under this Agreement.

2.2 Termination by the Executive without Good Reason. As partial consideration for the covenants granted by Executive to the Company in Article 3 hereof, if the Executive’s employment is terminated by the Executive without Good Reason, then the Executive shall be entitled to Executive’s Accrued Benefits and vesting of Executive’s incentive awards as follows: (i) all unvested restricted stock unit awards shall vest in accordance with the Company’s established vesting schedule, and (ii) all unvested Performance share awards shall vest at target in accordance with the Company’s established vesting schedule, provided that such vesting shall apply only if Executive complies with the covenants set forth in Article 3.

2.3 Termination by the Executive due to Death or Disability. If the Executive’s employment is terminated by the Executive’s death or “permanent and total disability” (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”)), then the Executive shall be entitled to Executive’s Accrued Benefits and pro rata shares of any incentive awards related to the year of termination and vesting of incentive awards as follows: (i) all unvested restricted stock unit awards shall vest in accordance with the Company’s established vesting schedule, and (ii) all unvested Performance share awards shall vest at target in accordance with the Company’s established vesting schedule.

2.4 Non-Renewal or Termination by the Company without Cause or by the Executive for Good Reason. If the Executive’s employment with the Company is terminated by the Company in connection with a non-renewal or termination of this Agreement without Cause or for a reason other than Cause, death, “permanent and total disability” (within the meaning of Code Section 22(e)(3)), or termination by the Executive for Good Reason, then the Executive shall be entitled to the Severance Benefits as described in Section 2.5 herein as well as Executive’s Accrued Benefits.

2.5 Severance Benefits. In the event that the Executive becomes entitled to receive severance benefits, as provided in Section 2.4 or Section 2.6 herein, the Company shall pay and provide the Executive with the following “Severance Benefits”:

(1)A series of twenty-four (24) substantially equal monthly payments made in accordance with the Company’s regular monthly schedule of payments for salary, of a sum equal to two times (2x) Executive’s base salary and target cash incentive compensation, less any taxes and withholding as may be necessary pursuant to law; provided that, if Executive has not been employed by Company for at least 24 months at the time Executive became entitled to Severance Benefits, the sum payable under this paragraph will be equal to one times (1x) Executive’s base salary and target cash incentive compensation, less any taxes and withholding as may be necessary provided by law; and provided further that, if Executive is retained by the Company as a consultant under Section 3.1, a portion of the Severance Benefits representing one times (1x) Executive’s base salary that otherwise would be payable under this Section 2.5(1) shall instead be paid as provided in Section 3.1.

(2)Vesting of outstanding incentive awards as follows: (i) all unvested restricted stock unit awards shall vest in full, and (ii) all unvested Performance share awards shall vest based on performance to date and pro rata estimation.

(3)To the extent the Executive and Executive’s dependents elect and maintain coverage under the Company’s health insurance plan pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company shall pay the COBRA premium payments of the Executive and Executive’s dependents for a period of up to twenty-four (24) months after the date of Executive’s termination of employment with the Company.

(4)Outplacement services for a period of up to twelve (12) months designed to place the Executive in a position similar to that which the Executive held with the Company.

2.6 Change in Control. In the event of a Termination without Cause by the Company or for Good Reason by the Executive within twenty-four (24) months of, and in relation to, a Change in Control as defined in Exhibit A hereto, Executive shall be entitled to (i) Executive’s Accrued Benefits, and (ii) each of the benefits described in Section 2.5 for a period of two (2) years or twenty-four (24) months, as applicable, instead of any shorter period stated in Section 2.5.

2.7 Condition Precedent. As a condition to receiving Severance Benefits provided herein, within 30 days after the effective date of Termination, Executive shall execute and deliver, and not have revoked, a separation agreement and general release in the form attached hereto as Exhibit B (including, but not limited to, all matters relating to Executive’s employment with the Company) in favor of the Company and its affiliates. The Severance Benefits shall terminate immediately upon the Executive violating any of the provisions of Article 3 of this Agreement.

2.8 Accrued Benefits. For purposes of this Agreement, “Accrued Benefits” shall mean any earned but unpaid compensation as well as any other amounts or benefits owing to Executive under the terms of any employee benefit plan of the Company.

2.9 Cause. For purposes of this Agreement, “Cause” shall be deemed to exist upon any of the following events: (i) the Executive’s conviction of, or plea of nolo contendere to, a felony; (ii) the Executive’s continued substance abuse or insobriety (even after application of reasonable accommodation to the extent required by the Americans With Disabilities Act or its state or local law equivalent); (iii) failure to substantially perform Executive’s essential job functions (even after application of reasonable accommodation to the extent required by the Americans With Disabilities Act or its state or local law equivalent); (iv) failure of Executive to adhere to reasonable directives of the Board; (v) Executive’s material and willful misconduct; (vi) Executive’s material and willful violation of any Company policy; or (v) any material breach of this Agreement by the Executive. The Board must provide 30 days written notice of its intent to terminate the Executive’s employment for Cause. Prior to being terminated for Cause, the Executive shall have 30 days following the receipt of such written notice to cure any curable event that would otherwise constitute Cause.

2.10 Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, without the Executive’s prior written consent: (i) a material diminution of Executive’s duties or responsibilities; (ii) a material reduction in Executive’s Compensation or Benefits; (iii) a relocation of the Executive’s primary place of employment to a location more than sixty (60) miles from the location at which the Executive was performing the Executive’s duties immediately prior to such relocation; (iv) any requirement that the Executive report to anyone other than the Chief Executive Officer; or (v) any material breach by the Company of this Agreement. However, none of the foregoing events or conditions will constitute Good Reason unless: (x) the Executive informs the Company that Good Reason exists by delivery of written objection to the event or condition within 90 days following the occurrence thereof, (y) the Company does not reverse or cure the event or condition within 30 days of receiving that written objection, and (z) the Executive resigns Executive’s employment due to such Good Reason within 30 days following the expiration of that cure period.

ARTICLE 3
COVENANTS

3.1 Covenant not to Compete. Executive agrees that, during Executive’s employment with the Company and for a period of two (2) years following Executive’s termination of employment with the Company, Executive shall not become employed by or associated with, as employee, consultant, director, owner, or in any other equivalent capacity, any company operating as a recreational vehicle (RV) manufacturer or assembler or as a producer or distributor of RV-related parts or services. Said obligation shall apply only under the following conditions: Company shall pay Executive 50% of Executive’s base compensation per year (less taxes and withholding and payable in substantially equal monthly payments made in accordance with the Company’s regular monthly schedule of payments for salary) for two (2) years after the termination of employment in return for retaining Executive as a consultant on an as-needed basis. Executive will be paid $200 per hour additionally, for each hour Executive actually works on any requested project. In the event Company chooses to exercise this provision, Executive agrees to refrain from any competition with Company for the entire two (2) year non-competition period.

3.2 Covenant not to Solicit.

(1)To the fullest extent permitted by applicable law, for a period of one (1) year after the termination of employment with Company (for any reason, including resignation), Executive will not, in any capacity, attempt to hire, engage or employ, or solicit, contact or communicate with, for the purpose of hiring, employing or engaging any person who is then an employee or commissioned agent or independent contractor of Company or who was an employee or independent contractor of Company at any time within the one (1) year period immediately prior thereto. This hiring limitation applies only to: (i) employees or independent contractors who had access to, or possess knowledge of, Company operations that would give a competitor an unfair advantage; or (ii) employees or independent contractors whom Executive learned of solely through employment with Company; or (iii) situations where Executive participates in a raiding of multiple employees from Company causing harm to Company’s normal operations.

(2)To the fullest extent permitted by applicable law, for a period of one (1) year after the termination of employment with Company (for any reason, including resignation), Executive, on behalf of any entity in competition with Company, in any capacity, may not, directly or indirectly, in a competing capacity, solicit or obtain any business from any present customer of Company with whom Executive had contact or received information from Company. It is understood and agreed that “present customer” is defined to mean any entity with whom Company had an “ongoing business relationship” at the time of the termination of Executive’s employment with Company. An “ongoing business relationship” (specifically excluding non-competing vendor relationships) is generally understood and agreed to mean: (i) services or goods were provided by Company to the entity during the employment of Executive by Company; (ii) services or goods had been contracted for or ordered by the entity during the employment of Executive by Company; or (iii) negotiations were in progress between the entity and Company for the providing of goods or services by Company to the entity at the time of the termination of the employment of Executive. It is understood and agreed that past customers and prospective customers are not “present customers” protected under the terms of this provision.

3.3 Confidentiality and Nondisclosure.

(1)Company Trade Secret Information. Executive hereby understands and agrees that Executive will, at all times, conform Executive’s conduct to the requirements of the Indiana Trade Secrets Act, I.C. 24-2-3-1, et seq. Executive will not misappropriate (e.g., use or disclose to any third party) any trade secret of Company. Executive recognizes that the penalties for a trade secret violation include disgorgement of profits, payment of royalties, compensatory damages, punitive damages, and attorneys’ fees. Executive understands that Executive may ask Company to render an opinion as to whether Company considers certain knowledge to be a trade secret, if such a question should arise. Executive understands that upon termination of employment with Company for any reason, Executive will continue to be prohibited at any time thereafter from misappropriating any trade secret of Company.

(2)Confidential/Proprietary Information of Company. Executive agrees that during the period of employment by Company, and for a period of two (2) years following termination of employment, for any reason, Executive will not disclose, cause to be disclosed, or otherwise allow to be disclosed, any confidential/proprietary information of Company that, while not a “trade secret” under the Indiana Trade Secrets Act, possesses independent economic value to Company from not being generally known by other persons who can obtain economic value from its disclosure or use. Executive understands that Executive can ask Company to render an opinion as to whether Company considers certain knowledge or information to be confidential/proprietary information, if such a question should arise. Company may, formally or informally, establish, adopt, implement or utilize procedures or actions that are designed to monitor or protect Company’s confidential information, including but not limited to (i) the search of personal belongings; (ii) monitoring and restricting email and internet usage, including but not limited to personal opinions in any matter affecting Company in blogs or other public or potentially public media; (iii) review, scanning and inspection of any record, program or file contained in any mobile, electronic or computer device or equipment (whether owned by Company or Executive) which was used or could have been used by Executive at any time during Executive’s employment with Company, including but not limited to home computers, laptops and any portable device capable of storing any information; (iv) monitoring telephone conversations and instant messaging on any telephone owned or utilized by Executive for Company’s business; (v) review of telephone records for any telephone that was or could have been used by the Executive at any time during Executive’s employment with Company; or (vi) requiring Executive to divulge the true and complete intentions and/or plans of the Executive after leaving the employment of Company, including but not limited to divulging the name and address of any future employer and the position and/or responsibilities that Executive will have at the new employer. Executive hereby acknowledges that Executive has no expectation of privacy or other rights in any such items or communications and hereby irrevocably consents, without the right to receive further notice, to any or all of these procedures or actions that may be established, adopted, implemented, utilized or enforced by Company. Company shall have the right to establish, adopt, implement, utilize or enforce these procedures at any time during Executive’s employment with Company and during any period in which any restrictive covenants contained in this Agreement are facially or legally applicable. Executive expressly WAIVES the right to challenge the enforceability of any of these procedures in any legal action seeking to enforce this Agreement or to recover for Executive’s breach or alleged breach of this Agreement.

Note: Nothing in this confidentiality provision prohibits Executive from reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. Executive does not need the prior authorization of the Company to make any such reports or disclosures, and Executive is not required to notify the Company that Executive has made such reports or disclosures.

As provided by federal law (18 U.S.C. §1833), Executive shall not be held criminally or civilly liable under any federal or state trade secret law for his/her disclosure of a trade secret that is made by Executive: (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document filed by Executive in a lawsuit or other proceeding, on the condition that such filing is made under seal.

3.4 Non-Disparagement. Except as required by law or lawful authority, Executive will not at any time during Executive’s employment with the Company, or after the termination of Executive’s employment with the Company, directly or indirectly (i) disparage, libel, defame, or ridicule, or encourage or induce others to disparage, libel, defame, or ridicule, the Company, or any of the Company’s officers, directors, employees or agents, or the Company’s products, services, business plans or methods; or (ii) engage in any conduct or encourage or induce any other person to engage in any conduct that is in any way injurious or potentially injurious to the reputation or interests of the Company or any of the Company’s, officers, directors, employees or agents.

3.5 Restrictions Reasonable. Executive acknowledges that the restrictions under this Article 3 are substantial and may effectively prohibit Executive from working for a period of two (2) years in the field of Executive’s experience and expertise. Executive further acknowledges that Executive has been given access and shall continue to be given access to all of the confidential information and trade secrets described above during the course of Executive’s employment, and therefore, the restrictions are reasonable and necessary to protect the competitive business interests and goodwill of the Company and do not cause Executive undue hardship.

3.6 Survival of Restrictive Covenants. Executive’s obligations under this Agreement shall survive Executive’s termination of employment with the Company and the termination of this Agreement.

3.7 Equitable Relief. Executive hereby acknowledges and agrees that the Company and its goodwill would be irreparably injured by, and that damages at law are an insufficient remedy for, a breach or violation of the provisions of this Agreement, and agrees that the Company, in addition to other remedies available to it for such breach, shall be entitled to a court-ordered preliminary injunction, temporary restraining order, or other equivalent relief, restraining Executive from any actual breach of the provisions hereof, and that the Company’s rights to such equitable relief shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

3.8 Indemnification. To the extent permitted by law, applicable statutes and the Articles of Incorporation, Bylaws, or resolutions of the Company in effect from time to time, the Company shall indemnify Executive against liability or loss arising out of Executive’s actual or asserted misfeasance or nonfeasance in the performance of Executive’s duties or out of any actual or asserted wrongful act against, or by, the Company including but not limited to judgments, fines, settlements and expenses incurred in the defense of actions, proceedings and appeals therefrom. The Company shall endeavor to obtain Directors and Officers Liability Insurance to indemnify and insure the Company and Executive from and against the aforesaid liabilities.

3.9 Limitation to Business Activities That Do Not Involve the Practice of Law. This paragraph only applies to an Executive who is also an attorney licensed to practice law. For such Executives, it is understood that nothing in this Agreement shall be construed to limit Executive’s right to practice law after the termination of Executive’s employment with the Company. This Agreement is to be read in a manner consistent with Rule 5.6(a) of the Rules of Professional Conduct, and Executive shall be limited only as to those future activities that do not constitute the practice of law.

ARTICLE 4
MISCELLANEOUS

4.1 Entire Agreement. This Agreement contains the entire understanding of the Company and the Executive with respect to the subject matter hereof.

4.2 Prior Agreement. This Agreement supersedes and replaces any prior oral or written employment or severance agreement between the Executive and the Company.

4.3 Subsidiaries. Where appropriate in this Agreement, including all of Article 2, the term “Company” shall also include any direct or indirect subsidiaries of the Company.

4.4 Compliance with Code Section 409A; Code Section 280G Limit.

(1)General. It is the intention of both the Company and Executive that the benefits and rights to which Executive could be entitled pursuant to this Agreement comply with Code Section 409A and its implementing regulations and guidance (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention.

(2)Distributions on Account of Separation from Service. If and to the extent required to comply with Section 409A, any payment or benefit required to be paid under this Agreement on account of termination of Executive’s employment, service (or any other similar term) shall be made only in connection with a “separation from service” with respect to Executive within the meaning of Section 409A.

(3)Six Month Delay for Specified Employees. In the event that the Executive is a “specified employee” (as described in Section 409A and determined in accordance with the Company’s policies and procedures), and any payment or benefit payable pursuant to this Agreement constitutes deferred compensation subject to the six-month delay requirement described in Section 409A(2)(b), then no such payment or benefit shall be made before six months after the Executive’s “separation from service” (as described in Section 409A) (or, if earlier, the date of the Executive’s death). Any payment or benefit delayed by reason of the prior sentence shall be paid or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

(4)Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which the Executive is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(5)Code Section 280G Limit. Notwithstanding any other provision of this Agreement, if any payment or benefit Executive would receive pursuant to this Agreement or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Code Section 280G, and (ii) but for this sentence, be subject to the excise tax imposed by Code Section 4999, then such Payment shall be either (A) provided to Executive in full, or (B) reduced (starting with the cash portion(s) of the Payment) to the greatest amount which would result in no portion of such Payment being subject to the Code Section 4999 excise tax (“Excise Tax”), then further reduced by $5,000, whichever of the foregoing amounts determined under (A) and (B), when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by Executive, on an after-tax basis, of the greater amount of benefits, notwithstanding that all or some portion of such benefits may be subject to the Excise Tax. All determinations required to be made under this Section 4.4(5) shall be made by a public accounting firm selected by the Company. In the event that the Payment is to be reduced pursuant to this Section 4.4(5), the Payment shall be reduced in a manner that minimizes the compensation reduction. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A and, where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

4.5 Severability. It is mutually agreed and understood by the parties that should any of the restrictions and covenants contained in Article 3 be determined by any court of competent jurisdiction to be invalid by virtue of being vague, overly broad, unreasonable as to time, territory or otherwise, then the Agreement shall be amended retroactive to the date of its execution to include the terms and conditions which such court deems to be reasonable and in conformity with the original intent of the parties and the parties hereto consent that under such circumstances, such court shall have the power and authority to determine what is reasonable and in conformity with the original intent of the parties to the extent that such restrictions and covenants are enforceable. In the event any other provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

4.6 Modification. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company on the Company’s behalf, or by the respective parties’ legal representatives and successors.

4.7 Dispute Resolution & Applicable Law. All disputes regarding this Agreement shall be resolved by binding arbitration to be administered by the American Arbitration Association and conducted in Elkhart County, Indiana. To the extent not preempted by the laws of the United States, the terms and provisions of this Agreement are governed by and shall be interpreted in accordance with, the laws of Indiana, without giving effect to any choice of law principles.

4.8 Legal Fees and Expenses. The non-breaching party in any arbitration or litigation to enforce the terms of this Agreement shall be entitled to recover reasonable costs and expenses, including attorneys’ fees, from the breaching party.

4.9 Successors and Assigns. This Agreement shall inure to the benefit of and be enforceable by the Company’s successors and/or assigns. The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Any failure of the Company to obtain such agreement prior to the effectiveness of any such succession or assignment shall be a material breach of this Agreement. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts are still payable to Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.

4.10 Headings/References. The headings in this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

4.11 Notices. Any notice, request, instruction, or other document to be given hereunder shall be in writing and shall be deemed to have been given: (i) on the day of receipt, if sent by overnight courier; (ii) upon receipt, if given in person or by electronic means; or (iii) five days after being deposited in the mail, certified or registered mail, postage prepaid, and in any case addressed as follows:

If to the Company:
Thor Industries, Inc.
601 East Beardsley Avenue
Elkhart, Indiana 46514
Attn: General Counsel

with copy sent to the attention of the Chairman of the Board of Directors at the same address;

If to the Executive:
[NAME]
[ADDRESS]

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement on this 29th day of January, 2024.

THOR INDUSTRIES, INC.

By: Andrew Graves, Chairman of the Board

EXECUTIVE

EXHIBIT A
CHANGE IN CONTROL

“CHANGE IN CONTROL” shall mean:

(a)The direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act (a “Person”)) that is not a subsidiary of the Company; or

(b)The Incumbent Directors (defined below) cease for any reason to constitute at least a majority of the Board; or

(c)The date which is 10 business days prior to the consummation of a complete liquidation or dissolution of the Company; or

(d)The acquisition by any Person of Beneficial Ownership (defined below) of 50% or more (on a fully diluted basis) of either (A) the then outstanding shares of Common Stock of the Company, taking into account as outstanding for this purpose such Common Stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such Common Stock (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Agreement, the following acquisitions shall not constitute a Change in Control: (i) any acquisition by the Company or any subsidiary, (ii) any acquisition by any employee benefit plan sponsored or maintained by the Company or any subsidiary, (iii) any acquisition which complies with clauses (i), (ii) and (iii) of subsection (e) of this definition, or (iv) in respect of an equity award held by a particular participant, any acquisition by the participant or any group of persons including the participant (or any entity controlled by the participant or any group of persons including the participant); or

(e)The consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (i) more than 50% of the total voting power of (x) the entity resulting from such Business Combination (the “Surviving Company”), or (y) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of sufficient voting securities eligible to elect a majority of the members of the board of directors (or the analogous governing body) of the Surviving Company (the “Parent Company”), is represented by the Outstanding Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which the Outstanding Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of the Outstanding Company Voting Securities among the holders thereof immediately prior to the Business Combination, (ii) no Person (other than any employee benefit plan sponsored or maintained by the Surviving Company or the Parent Company) is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect members of the board of directors of the Parent Company (or the analogous governing body) (or, if there is no Parent

Company, the Surviving Company) and (iii) at least a majority of the members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company) following the consummation of the Business Combination were Board members at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination.

The foregoing definition of Change of Control shall be interpreted, administered and construed in a manner necessary to ensure that the occurrence of any such event shall result in a Change in Control only if the event qualifies as a change in ownership or effective control of a corporation, or a change in ownership of a substantial portion of the assets of a corporation, as applicable within the meaning of Treas. Reg. § 1.409A- 3(i)(5).

For purposes of this Exhibit A, the following definitions shall apply:

“BENEFICIAL OWNER” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“EXCHANGE ACT” means the Securities Exchange Act of 1934, as amended.

“INCUMBENT DIRECTORS” means individuals who, on the date of this Agreement, constitute the Board, provided that any individual becoming a member of the Board (a “Director”) subsequent to the date of this Agreement whose election or nomination for election to the Board was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director without objection to such nomination) shall be an Incumbent Director. No individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director.

EXHIBIT B
FORM OF RELEASE

GENERAL RELEASE OF CLAIMS

1. ________________________(“Executive”), for Executive and Executive’s family, heirs, executors, administrators, legal representatives and their respective successors and assigns, in exchange for the Severance Benefits, as defined under the Executive Employment Agreement made and entered effective as of the ___ day of _________, 202__, by and between Thor Industries, Inc., a Delaware corporation (the “Company”), and ________________________ (the “Executive”), to which this release is attached as Exhibit B (the “Employment Agreement”), does hereby release and forever discharge the Company, its subsidiaries, affiliated companies, successors and assigns, and its current or former directors, officers and shareholders in such capacities (collectively with the Company, the “Released Parties”) from any and all actions, causes of action, suits, controversies, claims and demands whatsoever, for or by reason of any matter, cause or thing whatsoever, whether known or unknown including, but not limited to, all claims under any applicable laws arising under or in connection with Executive’s employment or termination thereof, whether for tort, breach of express or implied employment contract, wrongful discharge, intentional infliction of emotional distress, or defamation or injuries incurred on the job or incurred as a result of loss of employment. Executive acknowledges that the Company encouraged Executive to consult with an attorney of Executive’s choosing, and through this General Release of Claims encourages Executive to consult with Executive’s attorney with respect to possible claims under the Age Discrimination in Employment Act (“ADEA”) and that Executive understands that the ADEA is a Federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefits and benefit plans. Without limiting the generality of the release provided above, Executive expressly waives any and all claims under ADEA that Executive may have as of the date hereof. Executive further understands that, by signing and not revoking this General Release of Claims, Executive is in fact waiving, releasing and forever giving up any claim under the ADEA as well as all other laws within the scope of this paragraph 1 that may have existed on or prior to the date hereof. Notwithstanding anything in this paragraph 1 to the contrary, this General Release of Claims shall not apply to (i) any rights to receive any payments or benefits to which Executive is entitled under COBRA, the Employment Agreement or any other compensation or employee benefit plans in which Executive is eligible to participate at the time of execution of this General Release of Claims, (ii) any rights or claims that may arise as a result of events occurring after the date this General Release of Claims is executed, any indemnification and advancement rights Executive may have as a former employee, officer or director of the Company or its subsidiaries or affiliated companies including, without limitation, any rights arising pursuant to the articles of incorporation, bylaws and any other organizational documents of the Company or any of its subsidiaries, (iii) any claims for benefits under any directors’ and officers’ liability policy maintained by the Company or its subsidiaries or affiliated companies in accordance with the terms of such policy, and (iv) any rights as a holder of equity securities of the Company (clauses (i) through (iv), the “Reserved Claims”).

2. Executive represents that Executive has not filed against any of the Released Parties any complaints, charges, or lawsuits arising out of Executive’s employment, or any other matter arising on or prior to the date of this General Release of Claims other than Reserved Claims, and covenants and agrees that Executive will never individually or with any person file, or commence the filing of, any lawsuits, complaints or proceedings with any governmental agency, or against the Released Parties with respect to any of the matters released by Executive pursuant to paragraph 1 hereof (a “Proceeding”); provided, however, Executive shall not have relinquished Executive’s right to (i) commence a Proceeding to challenge whether Executive knowingly and voluntarily waived Executive’s rights under the ADEA; (ii) file a charge with an administrative agency or take part in any agency investigation; or (iii) commence a Proceeding pursuant to the Reserved Claims. Executive does agree, however, that Executive is waiving Executive’s right to recover any money in connection with such an investigation or charge filed by Executive or by any other individual, or a charge filed by the Equal Employment Opportunity Commission or any other federal, state or local agency, except as prohibited by law.

3. Executive hereby acknowledges that the Company has informed Executive that Executive has up to twenty-one (21) days to sign this General Release of Claims and Executive may knowingly and voluntarily waive that twenty-one (21) day period by signing this General Release of Claims earlier. Executive also understands that Executive shall have seven (7) days following the date on which Executive signs this General Release of Claims within which to revoke it by providing a written notice of Executive’s revocation to the Company. If requested, Executive agrees to sign a similar release at the conclusion of all payments by the Company to which Executive is entitled.

4. Executive acknowledges that this General Release of Claims will be governed by and construed and enforced in accordance with the internal laws of the laws of Indiana, without giving effect to any choice of law principles.

5. Executive acknowledges that Executive has read this General Release of Claims, that Executive has been advised that Executive should consult with an attorney before Executive executes this General Release of Claims, and that Executive understands all of its terms and executes this General Release of Claims voluntarily and with full knowledge of its significance and the consequences thereof.

6. This General Release of Claims shall take effect on the eighth day following Executive’s execution of this General Release of Claims unless Executive’s written revocation is delivered to the Company within seven (7) days after such execution.

EXECUTIVE

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